ATTACHMENTS FOR N-SAR ITEM 77C
FOR JPMORGAN TRUST I
FOR THE PERIOD COMMENCING 1-1-05 AND ENDING 6-30-05

As of the close of business on February 18, 2005, each series of J.P. Morgan Funds, J.P. Morgan
Institutional Funds, J.P. Morgan Mutual Fund
Group, J.P. Morgan Mutual Fund Select Group, and
J.P. Morgan Mutual Fund Trust covered by this
N-SAR were reorganized into J.P. Morgan Mutual
Fund Series, which then redomiciled as a Delaware statutory trust, JPMorgan Trust I.


In addition, as of the close of business on February 18, 2005, One Group Diversified
Equity Fund, a series of One Group Mutual Funds, merged into JPMorgan U.S. Equity Fund.

These transactions are described in the proxy statement and registration statement on Form
N-14 which are described under Item 77Q1(g).